Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 of SmartFinancial, Inc. (f/k/a Cornerstone Bancshares, Inc.) of our report dated March 5, 2015, relating to our audits of the consolidated financial statements of legacy SmartFinancial, Inc., which report appeared in Current Report on Form 8-K, as amended, of SmartFinancial, Inc., dated November 16, 2015, and to the incorporation by reference of our report dated March 30, 2015, relating to our audits of the consolidated financial statements of Cornerstone Bancshares, Inc., which appeared in the Cornerstone Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Mauldin & Jenkins, LLC

Mauldin & Jenkins, LLC

Chattanooga, Tennessee

December 30, 2015